Exhibit 99.1

KEYUAN PETROCHEMICALS INC.
Third Quarter 2010 Earnings Call Script
November 22, 2010
2010年11月22日

Moderator/Speaker Dial-In Numbers (for Keyuan Spokesperson):

1-877-941- 4774
1-480-629-9760
passcode 4382406

Operator: Good morning ladies and gentlemen, thank you for standing by.  Welcome to the Keyuan Petrochemicals Inc. Third Quarter 2010 Earnings Conference Call.  During today’s presentation all parties will be in a listen only mode, following the presentation the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star followed by the two.  If you’re using speaker equipment please lift the handset before making your selections.  This conference is being recorded today November 22, 2010.  I’d now like to turn the conference over to Ted Haberfield of HC International, please go ahead sir.

Ted Haberfield:     Thank you and welcome everyone to today’s conference call for Keyuan Online Holdings. This call will cover Keyuan’s financial and operating results for third quarter 2010.  The earnings press release accompanying this conference call went to the wire on the morning of November 16th,2010. On our call today is Mr. Chungfeng Tao, chairman and CEO of Keyuan and Ms. Angela Li, the Company’s Chief Financial Officer, and Weifeng Xue, the Company’s Vice President of Accounting

Before we get started I am going to quickly read a disclaimer about forward looking statements.  This conference call may contain, in addition to historical information, forward looking statements within the meaning of the Federal Securities laws regarding Keyuan Petrochemicals Inc. Forward looking statements include statement about plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are different than historical fact.  These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include change in demand for the company’s services, the impact of competition and government regulation and other risks contained in the statements filed from time to time with the SEC. All such forward looking statements whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements and such forward looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

At this time I’d like to turn the call over to Mr. Tao, who will be providing brief opening remarks.

Mr. Tao:  Thanks Ted, and thank you everyone for joining us today.  We had a record third quarter, with both production volumes and sales exceeding the levels achieved in q1 and q2. The results demonstrate ongoing improvements we have made in all aspects of our business, including manufacturing, procurement, sales and marketing. And we are just getting started.

Keyuan is one of the leading independent integrated petrochemicals companies in Ningbo, China, currently operating at over 600,000 metric tons of production capacity. As we close out our first year of full production, I am even more confident that the Company is executing well on my vision. We continue to build on our three main competitive advantages: (1) a flexible manufacturing process that allows us to be the low-cost producer for a variety of petrochemicals; (2) our close proximity to our customers, suppliers, skilled labour, and distribution; and (3) a seasoned management team with the experience and skill set to execute our long term growth plans. Having secured the land adjacent to our current facilities, we will move full speed ahead to establish the infrastructure that will propel us to our next growth phase. Thank you again for your interest in Keyuan. Angela Li, our CFO, will provide you with a summary of our third quarter results.

ANGELA LI: Thank you Mr. Tao.

Total revenues for the third quarter of 2010 were $151.3 million compared to $132 million for the second quarter of 2010 and $7.4 million in the third quarter of 2009. We sold approximately 181,000 metric tons of petrochemical products in the third quarter and approximately 156,000 MT in the second quarter. We were able to generate 14.7% quarter-over-quarter increase in revenues.

Cost of sales for the three months ended September 30, 2010 was approximately $138.3 million compared to $123.4 million for the three months ended June 30, 2010 and $6.1 million in the third quarter of 2009. Gross margins increased by 200 basis points quarter-over-quarter, from 6.6% in the second quarter to 8.6% in the third quarter. Third quarter margins benefited from lower overall raw material costs as a result of consumption tax rebate policy. We continue to look for ways to increase our margins as we improve production efficiencies

Operating expenses for the three months ended September 30, 2010 were approximately $1.7 million, comprised of $0.1 million in selling expenses and $1.6 million in general and administrative expenses compared to $0.2 million and $1.1 million in the second quarter, respectively. Operating income was $11.3 million in the third quarter compared to $7.3 million in the second quarter, representing an operating income of 7.5% and 5.5%, respectively.

Net income for the third quarter was $7.9 million, 60.3% higher than the $4.9 million reported in the prior quarter. The Company posted a net loss of $0.2 million in the third quarter of 2009. Our fully diluted net income per share was $0.14 in the third quarter of 2010 based on 57.9 million outstanding shares.

In third quarter, we incurred production interruptions, mainly as a result of the continued effort of the power grid upgrade conducted by a local government utility agency to further improve the stability of power supply to industrial companies in the local area. In the months of July and September, we lost a combined 19 days of production, equating to approximately 41,000 tons of production, approximately $34 million of revenues, $3.0 million in gross profit and $1.8 million in net income.

For the nine months ended September 30, 2010, Keyuan generated $400.7 million based on sales of almost 482,000 metric tons of petrochemical products. Gross profit was $30.5 million and gross margin was 7.6%. Despite expenses related to power shutdowns and startup costs, the Company posted $26.5 million in operated income and a 6.6% operating margin. Net income and earnings per share were $18.5 million and $0.35, respectively, for the nine months of 2010.

I will now review our balance sheet. Keyuan had $113.4 million in cash and restricted cash on September 30, 2010, compared to $39.3 million on June 30, 2010 and $20.0 million on December 31, 2009. We generated $10.4 million in cash flows from operations in the nine months of the year. We ended the third quarter with approximately $123 million of short-term bank loans outstanding with several large financial institutions. Inventories were $77.1 million, up $9.6 million from last quarter. We had no accounts receivable outstanding at quarter end as the vast majority of our customers to pay us cash in advance.

Now, on to our 2010 financial guidance. We expect to meet our full year 2010 guidance of $550 million of revenues and $36.3 million of net income. Our guidance assumes petrochemical sales volume of 660,000 MT in 2010.

In August 2010, the PRC government enacted a policy in order to level the playing field for all Olefin chemical producers and promote the healthy development of Olefin chemical industry. The policy states that heavy oil purchased domestically and used as raw materials for producing ethylene and aromatics products in the year 2010 will be exempted from consumption tax and imported heavy oil used for producing ethylene and aromatics products will receive a consumption tax rebate. Keyuan is an eligible company to benefit from this tax policy. As a result, our low-cost competitive advantage is further strengthened against competitors.

We are also issuing preliminary guidance for 2011. Based on sales volume of approximately 740,000 metric tons, we expect to generate $650 million of revenue for the full year 2011.

I will close by reviewing a few key milestones we achieved this quarter.

As Mr. Tao mentioned earlier, we secured 4 parcels of land that will be used to build our SBS, new asphalt, raw material pre-treatment, and storage facilities. With the expansion capital arranged and an experienced team of engineers leading the build-out, we remain confident in completing these projects within the time frame we have communicated to our shareholders. These four facilities will not only enhance our organic growth, but also solidify our competitive advantages.

Several members of Keyuan’s team were able to celebrate a proud moment on behalf of all our employees when visited the NASDAQ to celebrate our uplisting in September. It was an exciting experience that will make our management team to work even harder.

We also made progress on the corporate governance front. We are looking forward to having Michael Xu to our board. Michael will join as an independent board member in conjunction with Prax Capital’s strategic investment in Keyuan. We look forward to leveraging Michael’s expertise, particularly in the financial arena. As you can see, we have been busy. We are energized by the clear strategic vision Mr. Tao has laid out and the tremendous opportunities ahead of us. I look forward to meeting current and prospective shareholders to tell our story. Mr. Tao and I will now be happy to answer your questions.

Operator:    Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star followed by the one on your touch tone phone.  If you would like to withdraw your question press the star followed by the two and if you are using speaker equipment you will need to lift the handset before making your selection.